Exhibit 99.1

Picard Reports Third Quarter 2025 Financial Results

– Completes IPO, Expands Patent Portfolio, and Strengthens Board Independence –

Tucson, AZ – November 14, 2025 – Picard Medical, Inc. (NYSE American: PMI) (“Picard” or the “Company”), parent company of SynCardia Systems LLC, maker of the world’s first total artificial heart approved by both the U.S. FDA and Health Canada, today announced financial results for the three and nine months ended September 30, 2025.

Patrick NJ Schnegelsberg, Chief Executive Officer of Picard Medical, Inc., commented, “The third quarter marked a pivotal moment for the company with the successful completion of its initial public offering in September. The IPO strengthened the balance sheet by retiring convertible debt, providing new capital to accelerate research, development, and commercial expansion across SynCardia’s life-saving artificial heart platform.”

Third Quarter and Recent Company Highlights

●	IPO Completed: On September 2nd, Picard completed its IPO of common stock on the NYSE American (NYSE: PMI), raising approximately $19.5 million in gross proceeds following full exercise of the underwriters’ over-allotment option.

●	Board Strengthened with Two Independent Appointments: On September 10th, Picard appointed independent directors Sam Van and George Ye to its Board of Directors. Mr. Van brings extensive capital-markets experience, while Mr. Ye adds deep leadership expertise in the global medical-device sector. Both appointments followed the Company’s initial public offering.

●	Next-Generation “Emperor” Patent Granted: On September 22nd, Picard strengthened its intellectual-property portfolio with the issuance of U.S. Patent No. 12,383,722 B2, covering systems and methods for its next-generation fully implantable SynCardia Total Artificial Heart (the “Emperor”). The patent expands protection for advanced pump and control architectures designed to enhance patient mobility, building on prior U.S. Patents No. 11,918,798 B2 and No. 12,121,711 B2. The Company now holds 34 issued U.S. patent claims and China Patent No. 115279450 B, extending international protection.

Mr. Schnegelsberg added, “In the third quarter, we continued to secure additional patent protection, underscoring our commitment to the life-saving technology around our SynCardia Total Artificial Heart, or STAH, the most widely used and extensively studied artificial heart in the world. We also welcomed Sam Van and George Ye to our board; both of whom have deep leadership experience in complementary areas to advise the company in its next stage as a public company.”

Strong Third Quarter Driven by IPO Milestone and Revenue Growth

Picard Medical completed its initial public offering (IPO) on September 2, 2025, raising approximately $19.5 million in gross proceeds ($15.5 million, net, after the underwriters of the offering exercised an overallotment option).

Revenue Growth and Improved Gross Margin

Third quarter revenue reached $1.19 million, a 35 percent increase from the third quarter of 2024, reflecting higher U.S. product sales and a steady increase in driver rentals. Cost of revenue declined 15 percent year-over-year, reducing the gross loss by 81 percent to $0.13 million.

Operating expenses were $3.36 million, down 11 percent, driven by lower selling, general and administrative expenses. As a result, operating loss narrowed to $3.36 million, compared to $3.77 million in the third quarter of 2024.

Year-to-Date Performance for the Nine Months Ending September 30, 2025

For the nine-month period ending September 30, 2025, revenue totaled $3.93 million, up 11 percent from 2024. Operating loss was $10.3 million, largely consistent with 2024 levels for the same period, as disciplined cost control offset higher materials and production costs. Net loss of $22.7 million included non-cash charges of $12.4 million related to the revaluation of derivative liabilities associated with convertible debt conversion at the time of the IPO.

	Jul-Sep			Jan-Sep
Key Figures in Summary (‘000)	2025	2024	Δ%	2025	2024	Δ%
Revenue	1,187	881	34.7%	3,931	3,555	10.6%
Gross profit	(130)	(673)	-80.7%	(615)	(248)	148.0%
Gross margin, %	-12%	-76%		-16%	-7%
EBITDA	(3,487)	(4,444)	-21.5%	(10,254)	(10,140)	1.1%
EBITDA margin, %	-313%	-504%		-266%	-290%
Derivative Loss & Interest	(6,939)	(1,762)	0.0%	-	-	0.0%
EBIT (Operating profit/loss)	(10,426)	(6,206)	-80.7%	(615)	(248)	148.0%
EBIT margin, %	-12%	-76%	0%	-16%	-7%
Cash flows from Operating Activities	(6,514)	(2,608)	-149.8%	(11,296)	(2,608)	-333.1%
Earnings per share (EPS)	(0.19)	(0.87)	77.9%	(0.96)	(1.79)	46.6%

	Sep-25	Jun-25	Sep-25	Jun-25
Debt paid at IPO	-	8,248	-	8,248
Debt converted into equity at IPO	-	18,245	-	18,245
Equity ratio, %	59%	-291%	59%	-291%

About Picard Medical and SynCardia

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona–based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the SynCardia Total Artificial Heart is the most widely used and extensively studied artificial heart in the world.

For additional information about Picard Medical, please visit www.picardmedical.com or review the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, http://www.sec.gov.

Contact:

Investors

Eric Ribner

Managing Director

LifeSci Advisors LLC

eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC

IR@picardmedical.com

General/Media

Brittany Lanza

blanza@syncardia.com

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